FIRST AMENDMENT TO THE
AMENDED CERTIFICATE OF DESIGNATION
OF
SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
XStream Systems, Inc.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

     The undersigned, being a duly authorized officer of XStream Systems, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:
     FIRST: That the Certificate of Designation of the Corporation establishing a series of preferred stock designated as Series C Redeemable Convertible Preferred Stock (“Series C Preferred”) was filed with the Secretary of State on December 17, 2007.
     SECOND: That an Amendment to Certificate of Designation relating to the Series C Preferred was filed with the Secretary of State on May 28, 2008.
     THIRD: That a Second Amendment to Certificate of Designation relating to the Series C Preferred was filed with the Secretary of State on June 16, 2009.
     FOURTH: That an Amended Certificate of Designation relating to the Series C Preferred was filed with the Secretary of State on August 24, 2009.
     FIFTH: That the Amended Certificate of Designation relating to the Series C Preferred, as amended to date, is hereby amended as follows:
     1. Section 3(c)(ix). Section 3(c) thereof shall be amended by deleting subsection (ix) therein in its entirety and replacing it with the following new subsection (ix) as follows:
         “(ix) except as provided in the current Budget or incurred in connection with a Public Offering, including the issuance of debt securities in a Public Offering, create, incur, assume or suffer to exist any Indebtedness;”
     2. Section 7(a)(ii)(B). Section 7(a)(ii) thereof shall be amended by deleting subclause (B) therein in its entirety and replacing it with the following new subclause (B) as follows:
          “(B) on the effective date of the Corporation’s initial Public Offering.”
     3. Section 7(a)(iii). Section 7(a)(iii) thereof shall be amended by deleting the following language contained in subclause (B) therein: “the date immediately prior to the closing date of a Qualified IPO” and replacing it with the following new language: “the date the registration statement for the Corporation’s initial Public Offering is declared effective by the Securities and Exchange Commission.”
     4. Section 7(b)(iii). Section 7(b)(iii) thereof shall be amended by appending the following as a new subsection (K) immediately after subsection (J) thereof and renumbering the remaining subsections which follow thereafter accordingly:
     “(K) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, current chairman and chief executive officer of the Corporation, approved at the August 14, 2009 meeting of the Board in consideration for services rendered to the Corporation;”
     5. Section 9. Section 9 thereof shall be amended as follows:
     (a) The defined term “Conversion Common Shares” is hereby deleted in its entirety and any uses in the Amended Certificate of Designation of such defined term are hereby deleted. Any grammatical or other adjustments necessary in the language surrounding any deletion of the use of the “Conversion Common Shares” defined term, whether for the sake of clarity or otherwise, shall be deemed to have been made and incorporated therein in all respects.
     (b) The existing definition of “Convertible Securities” shall be deleted in its entirety and replaced with the following new definition:
     “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for shares of Common, except for securities issued in connection with a Public Offering.”
     (c) The existing definition of “Option Plan” shall be deleted its entirety and replaced with the following new definition:
     “Option Plan” means the Corporation’s Amended and Restated 2004 Stock Option Incentive Plan, as amended by that certain First Amendment, dated as of July 23, 2009, and the Corporation’s 2009 Long Term Compensation Plan, including any amendments thereto or successor plan thereof.
     (d) The existing definition of “Public Offering” shall be deleted in its entirety and replaced with the following new definition:
     “Public Offering” means any offering by the Corporation of its debt or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
     (e) The defined term “Qualified IPO” is hereby deleted in its entirety and any references in the Amended Certificate of Designation, as amended by this First Amendment, to “Qualified IPO” are hereby replaced with the term “Public Offering.”

     SIXTH: That this First Amendment to the Amended Certificate of Designation has been duly adopted by the written consent of the holders of not less than the total vote required of the outstanding shares of stock of the Corporation entitled to vote thereon and that prompt written notice of the corporate action shall be given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
     SEVENTH: The foregoing amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, this First Amendment to the Amended Certificate of Designation of Series C Redeemable Convertible Preferred Stock of the Corporation has been executed by a duly authorized officer of the Corporation on this 9 day of November, 2009.

XStream Systems, Inc.
By:	/s/ Anthony Chidoni
Name:	Anthony Chidoni
Title:	Secretary